Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS RESULTS FOR THIRD QUARTER OF 2023

Highlights from the Third Quarter 2023:
•The gross profit margin for the three months of the third quarter of 2023 was 26.6% of net sales compared to 17.5% in the third quarter of 2022
•The net operating loss for the first nine months of 2023 was $354 thousand which included facility consolidation expenses in the amount of $2.3 million
•Order entry for the first five weeks of the fourth quarter is up over the same period in the prior year

DALTON, GEORGIA (November 13, 2023) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended September 30,2023. For the third quarter of 2023, the Company had net sales of $68,576,000 as compared to $71,762,000 in the same quarter of 2022. The operating loss on the quarter was $913,000 compared to a loss of $7,150,000 in the same period of the prior year. The net loss from continuing operations for the three months of the third quarter of 2023 was $2,211,000 or $0.15 per diluted share. In 2022, the net loss from continuing operations for the third quarter was $8,372,000 or $0.55 per diluted share.

For the nine months ended September 30, 2023, net sales from continuing operations were $209,669,000, a 10.0% decrease from sales in the first nine months of 2022 at $233,034,000. The operating loss for the nine months ended September 30, 2023 was $354,000 compared to an operating loss of $12,333,000 in the nine month period ended September 24, 2022. The net loss from continuing operations for the nine months ended September 30, 2023 was $5,382,000, or $0.36 per diluted share, compared to a net loss of $15,734,000, or $1.04 per diluted share, in the first nine months of the prior year

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Despite lower year over year sales comparisons, we continue to see improved gross margins as the result of our plant consolidation and cost reduction efforts that were substantially complete in the first quarter of this year. Our gross margins in the third quarter improved by over nine percentage points to 26.6% of net sales as compared to 17.5% of net sales in the third quarter of 2022.

The reduction of net sales for the quarter, down 4.4% from the same prior year period, was the result of constraints in the housing market driven by limited supply, high interest rates and continued inflationary pressure. We believe the overall flooring industry experienced a significantly higher reduction in year over year sales volume, indicating we are continuing to gain market share in our core markets. The residential flooring market remains weak as a result of lower volume in home resales and the deferral of home improvement projects.

We continue to manage the controllable aspects of our business through the implementation of productivity improvements, reduction of costs and headcount and restructuring assets where appropriate. All of these measures are focused on lowering expenses, decreasing debt and improving our financial results.

The positive results of our facility consolidation efforts over the last year were reflected in the improved gross margins in the third quarter. Our facility consolidations have better aligned production with demand and lowered costs through more efficient absorption of fixed costs and headcount reductions and we have experienced operational improvements in our manufacturing facilities.

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The Dixie Group Reports Third Quarter 2023 Results

November 13, 2023
In order to better position our company strategically, we will start operations on our own extrusion of nylon in the first quarter of 2024. We have taken this action to moderate the impact of any disruptions of raw materials in the future and to lower our costs.

In addition to lowering costs and improving operations over the last year, we continue to invest in our growth initiatives which have enabled us to gain market share.

Our first initiative has been a continued focus on the growth of our hard surface products by broadening our introductions with particular emphasis on innovative product offerings. Today’s products include SPC, WPC, laminate and engineered wood with appropriate merchandising aimed at gaining retail floor space and market share.

Our decorative products initiative encompasses 1866 by Masland and Décor by Fabrica and includes a broad offering of domestic and imported products which allows us a wide assortment of wool and other decorative products that will appeal to even the most discerning customers. We continue to see growth in this category while the industry has not.

The third initiative has been an emphasis on innovative polyester products filling price points important to customers seeking affordable fashion. Our DuraSilk solution dyed program, merchandised as the “Elements Collection”, has shown significant market growth this year.

In order to drive the performance of these growth initiatives, we have invested heavily in displays and samples throughout 2023. This investment has helped us outperform the market in sales but at a cost. We expect our selling expenses to return to a more reasonable level next year. Despite the investment in many new products, we were able to reduce debt by over $3 million at the end of the third quarter as compared to the end of the prior year.

The industry is facing a difficult period as discretionary spending appears to be more focused on experiences rather than purchased goods. Despite this trend, the upper end of the market is outperforming the market in general and our focus on the upper end market continues to be a positive factor in our results. In the first five weeks of the fourth quarter, order entry is slightly better than a year ago.” Frierson concluded.

The 9.1% increase in gross profit margin in the third quarter of 2023 as compared to the third quarter of 2022 was heavily impacted by the negative impact in 2022 resulting from our former primary raw material provider’s decision to exit the business. The change in raw materials resulted in higher manufacturing costs and inefficiencies related to product development and testing in 2022. In 2023, we are seeing improved margins as the result of lower raw material costs and favorable operating results primarily due to our facilities consolidation efforts that were substantially completed in the first quarter of this year. Selling and administrative costs were slightly higher in the third quarter of 2023 as compared to the third quarter of 2022 primarily due to investment in growth initiatives in the current year.

The Company’s net receivables increased $3.1 million from the balance at fiscal year end 2022 due to higher comparative sales volume in the later part of each respective period. Net inventories decreased $3.8 million or 4.5% from the fiscal year end 2022 due to lower inventory volume and costs. The total balances in accounts payable and accrued expenses increased by $5.9 million over prior year end. The increase was the result of higher purchasing tied to production volumes in the comparative periods. Capital expenditures in the third quarter totaled $166 thousand bringing our year to date September 30, 2023 capital expenditures to $763 thousand. Interest expense was $1.8 million in the third quarter of 2023 compared to $1.3 million in the third quarter of the prior year. Higher comparative interest rates and debt level in the current year period drove the increase in interest expense. The debt level in at the end of the third quarter of 2023 was a slight decrease compared to the second quarter of 2023. Our availability under our line of credit with our senior lending facility was $15.9 million at September 30, 2023.
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Third Quarter 2023 Results

November 13, 2023

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022

NET SALES	$68,576	$71,762	$209,669	$233,034
Cost of sales	50,341	59,225	153,821	189,266
GROSS PROFIT	18,235	12,537	55,848	43,768
Selling and administrative expenses	18,743	18,606	54,195	54,875
Other operating (income) expense, net	(147)	113	(313)	258
Facility consolidation and severance expenses, net	552	968	2,320	968
OPERATING LOSS	(913)	(7,150)	(354)	(12,333)
Interest expense	1,795	1,302	5,503	3,498
Other income, net	(622)	(2)	(634)	(3)
Loss from continuing operations before taxes	(2,086)	(8,450)	(5,223)	(15,828)
Income tax provision (benefit)	125	(78)	159	(94)
Loss from continuing operations	(2,211)	(8,372)	(5,382)	(15,734)
Loss from discontinued operations, net of tax	(183)	(408)	(496)	(890)
NET LOSS	$(2,394)	$(8,780)	$(5,878)	$(16,624)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.15)	$(0.55)	$(0.36)	$(1.04)
Discontinued operations	(0.01)	(0.03)	(0.04)	(0.05)
Net loss	$(0.16)	$(0.58)	$(0.40)	$(1.09)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.15)	$(0.55)	$(0.36)	$(1.04)
Discontinued operations	(0.01)	(0.03)	(0.04)	(0.05)
Net loss	$(0.16)	$(0.58)	$(0.40)	$(1.09)

Weighted-average shares outstanding:
Basic	14,824	15,226	14,769	15,196
Diluted	14,824	15,226	14,769	15,196

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The Dixie Group Reports Third Quarter 2023 Results

November 13, 2023

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 30, 2023	December 31, 2022
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$173	$363
Receivables, net	28,074	25,009
Inventories, net	79,940	83,699
Prepaid and other current assets	12,187	10,167
Current assets of discontinued operations	301	641
Total Current Assets	120,675	119,879

Property, Plant and Equipment, Net	40,952	44,916
Operating Lease Right-Of-Use Assets	18,780	20,617
Other Assets	15,393	15,982
Long-Term Assets of Discontinued Operations	1,335	1,552
TOTAL ASSETS	$197,135	$202,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$18,909	$14,205
Accrued expenses	18,851	17,667
Current portion of long-term debt	3,197	4,573
Current portion of operating lease liabilities	2,824	2,774
Current liabilities of discontinued operations	1,360	2,447
Total Current Liabilities	45,141	41,666

Long-Term Debt, Net	92,696	94,725
Operating Lease Liabilities	16,676	18,802
Other Long-Term Liabilities	13,067	12,480
Long-Term Liabilities of Discontinued Operations	3,627	3,759
Stockholders' Equity	25,928	31,514
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$197,135	$202,946

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